Exhibit 10.4

[PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.]

Fifth Amendment To

Supply Agreement

This Fifth Amendment To Supply Agreement (this “Fifth Amendment”) is entered into as of the 8th day of May, 2023 (the “Fifth Amendment Effective Date”), by and between Cordis US Corp., a Delaware corporation, with offices at 14201 NW 60th Ave., Miami Lakes, FL  33014 (as successor in interest to Cordis Corporation, hereinafter referred to either as “Cordis”  or a “Party”), and Silk Road Medical, Inc., a Delaware corporation, with its principal office at 1213 Innsbruck Drive, Sunnyvale, CA, 94089 (“SRM”, a “Party”, and collectively with Cordis, the  “Parties”).

WHEREAS, Cordis and SRM entered into a License Agreement on December 17, 2010 (the “License Agreement”) whereby Cordis licensed to SRM certain intellectual property related to the PRECISE® Carotid Stent System, including the right to reference, and obtain from Cordis,  certain technical documentation, which agreement is set to expire on a country-by-country basis upon expiration of the last-to-expire Cordis patents licensed thereunder;

WHEREAS, Cordis and SRM additionally entered into a Supply Agreement having an effective date of October 21, 2011, as previously amended as of March 12, 2012, July 12, 2012, April 19, 2013, April 9, 2018  (collectively, the “Supply Agreement”) whereby Cordis agreed to supply SRM with Products (as defined therein),  which agreement is set to expire upon termination in full of the License Agreement;

WHEREAS,  in view of the pending expiration of the License Agreement and the Supply Agreement,  both SRM and Cordis desire to solidify a continuation of the long-term partnership between the Parties that is mutually beneficial to SRM and Cordis; and

WHEREAS, SRM and Cordis desire to further amend the Supply Agreement as set forth below.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to further amend the Supply Agreement as follows:

1. Definitions. Capitalized terms used and not otherwise defined in this Fifth Amendment shall have the respective meanings given to such terms in the Supply Agreement (as amended hereby).
2. Amendment.
2.1. All references to “Nitinol Device and Components, Inc.” or “Nitinol Devices and Components, Inc.” in the Supply Agreement shall be deemed to refer to Confluent Medical, Inc. (“Confluent”).

2.2. Solely with respect to purchase orders submitted by SRM after the Fifth Amendment Effective Date, Exhibit 6 of the Supply Agreement (“Price for Supply of Product”) is hereby replaced in its entirety with the new Exhibit 6 - A attached hereto as Schedule A.  For clarity, the pricing set forth in Exhibit 6  (and not in the new Exhibit 6-A) shall apply to all purchase orders pending (in whole or in part) as of the Fifth Amendment Effective Date.

2.3. Section 3.3 of the Supply Agreement is hereby replaced in its entirety with the following new Section 3.3:

“3.3Minimum Volume.   Except as set forth in Section 3.3.1 and subject to the limitations stated in this Section, SRM will purchase a minimum number of units of Products on an annual basis (the “Minimum Volume”) commencing in fiscal year 2024 (i.e., July 1, 2023 through June 30, 2024).  For each fiscal year, the Minimum Volume shall be [***] percent ([***]%) of the aggregate number of units of Products actually purchased by SRM following delivery by Cordis in the prior fiscal year; provided that such Minimum Volume must be no less than [***] percent (***]%) of the Minimum Volume of the prior fiscal year; provided, further, that all units of Products purchased by SRM in a given fiscal year that,  under applicable purchase orders, were scheduled to be delivered in a prior fiscal year shall be specifically excluded from any Minimum Volume requirement calculation.  (For purposes of example, if the Minimum Volume in a fiscal year is [***] units, the Minimum Volume in the next consecutive fiscal year must be no less than [***] units.)  In the event that SRM fails to meet the Minimum Volume in any fiscal year, Cordis shall notify SRM within thirty (30) days of the end of the fiscal year, and SRM may, within sixty (60) days following receipt of such notice: (a) submit additional orders as needed to meet the Minimum Volume; or (b) pay Cordis an amount equivalent to the additional Product units required to meet the Minimum Volume times the then-current unit price.  For clarity, any additional orders placed by SRM pursuant to subsection (a) for the preceding fiscal year shall not additionally count towards SRM’s Minimum Volume for that current fiscal year.  Cordis may terminate this Agreement in accordance with Section 11.2 if SRM fails to meet the Minimum Volume requirement set forth in this Section 3.3; provided, however, that the cure period therefor shall be ninety (90) days.  Notwithstanding the foregoing or anything to the contrary herein, (i) SRM’s failure to purchase the Minimum Volume in any fiscal year shall be excused to the extent caused by or attributable to, directly or indirectly,  (y) Cordis’ failure to manufacture and/or supply Product to the Specifications in accordance with this Agreement, or (z) any other circumstance outside of SRM’s reasonable control (including Product regulatory or quality issues) that adversely affects SRM’s ability to market, sell or otherwise commercialize Product, and (ii) the Minimum Volume shall be adjusted on a pro rata basis for any partial fiscal year at the end of the Term.”

2.4. Section 4.1 of the Supply Agreement is hereby replaced in its entirety with the following new Section 4.1:

“4.1Price.   Except as otherwise provided herein, the price for supply of Products under Section 3.1 or 3.2 shall be as set forth in Exhibit 6 - A (as amended).

(a)

Cordis may, no frequently than twice per calendar year, on notice to SRM, proportionally increase the price of the Products if Cordis’s actual aggregate costs of manufacture of the Products increase by [***] percent ([***]%) or more due to an increase in prices of raw materials and components.  For purposes of clarity, “proportional” increases shall be deemed to mean increases in the same percentage of any such aggregate cost increase experienced by Cordis.  Cordis will provide written reasonable documentation to SRM of such cost increases upon request.

(b)

In addition to the foregoing, reasonably prior to the start of each fiscal year,  the Parties will discuss in good faith whether any changes in volumes, market conditions and/or cost changes experienced by Cordis in manufacturing the Product (including, without limitation, any change in prices of raw materials and components) during the prior fiscal year warrant an adjustment in price to SRM, and if so, what that adjustment will be for the following fiscal year  (an “Annual Price Adjustment”).  The Parties will cooperate to provide reasonable documentation and other information supporting an Annual Price Adjustment.  Annual Price Adjustments described in this subsection (b) shall be agreed to in a  writing signed by an authorized representative of each of Cordis and SRM. For clarity, the price of Product does not include the fees, costs, and expenses for the transportation of Product.

2.5. Section 10.2 of the Supply Agreement is hereby replaced in its entirety with the following sentence:

“10.2Failure to Supply.  Unless such failure is due to circumstances beyond Cordis’s reasonable control (including, but not limited to, delay or shortage of raw materials, components, or other supplies, or production yields for internally sourced PTFE and FEP liner), if Cordis fails to supply at least eighty-five percent (85%) of the quantities of Product set forth in purchase order(s) submitted by SRM in accordance with either Section 3.1 or 3.2 of this Agreement, for two (2) consecutive calendar quarters, then SRM may seek supply from Confluent or a third party Manufacturer if Confluent is not able to supply SRM, and in either case only with the advance written consent of Cordis, with such consent not to be unreasonably withheld as provided in Section 6.1(a) of the License Agreement.”

2.6. Section 11.1 of the Supply Agreement is hereby replaced in its entirety with the following new Section 11.1:

“11.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the earliest to occur of (a) termination as provided in this Article 11, (b) February 19,  2029, (c) the Parties mutually agree, in a  writing signed by an authorized representative of each Party, to terminate this Agreement, or (d) upon election by SRM if and when Cordis approves another Manufacturer in accordance with Section 10.1 or 10.2 of this Agreement (the “Term”).

Reasonably (but not less than ninety (90) days) before the expiration of the Supply Agreement, the Parties will meet and discuss in good faith towards a renewal of the Supply Agreement, including commercial reasonable terms and conditions.”

2.7. Section 11.3.1 of the Supply Agreement is hereby replaced in its entirety with the following new Section 11.3.1:

“11.3.1Termination by Either Party for Convenience.  Either Party may terminate this Agreement for any or no reason upon twenty-four (24)  months’ written notice to the other Party.  If SRM terminates this Agreement pursuant to this Section, (a) SRM shall remain responsible to purchase, at minimum, the equivalent of two (2) times the then-current Minimum Volume during the twenty-four (24) months following such notice, and (b) solely in the event SRM has been purchased or succeeded by a Class I or Class II Direct Competitor (each, as defined in Sections 1.34 and 1.35 the License Agreement) prior to or within one hundred eighty (180) days of SRM’s notice of termination, SRM shall in addition to any amounts paid pursuant to (a), pay to Cordis an amount equal to the total Minimum Volume applicable to the then-current fiscal year, times the then-current unit price, payable within ninety (90) days of the termination effective date.  For clarity, in the event that SRM fails to purchase the Minimum Volumes applicable to such twenty-four (24)-month period by the termination effective date as required by (a), Cordis shall notify SRM within thirty (30) days of such date, and SRM shall, within sixty (60) days following receipt of such notice: (a) submit additional orders as needed to meet the Minimum Volumes; or (b) pay Cordis an amount equivalent to the additional Product units required to meet the Minimum Volumes times the then-current unit price.”

2.8. Section 11.3.2 of the Supply Agreement is hereby deleted and not replaced.
2.9. Section 11.5 of the Supply Agreement is hereby replaced in its entirety with the following new Section 11.5:

“11.5  Transition.  Upon expiration or termination of this Agreement for any reason, Cordis shall, in accordance with the terms and conditions of this Agreement, permit SRM, within twelve  (12) months prior to expiration of the Agreement or thirty (30) days of delivery of the applicable termination notice, as applicable, to place one (1) purchase order for a number of units of Product(s) up to the number of units of Product(s) included in twelve (12) months of forecasted (the forecast, as described in Exhibit 5, Section 1) Product units times two (2), manufactured according to the then-current Specification and manufacturing process.   For the purpose of calculating the purchase order quantity, the twelve (12) month period of forecasted Product shall begin on month thirteen (13) following the date of notice of termination, and continue for the next twelve (12) months. Such Product shall be delivered by Cordis to SRM twelve (12) months, fifteen (15) months,  eighteen (18) months and twenty-one (21) months counted from Cordis’s receipt of the purchase order. Each Product shall be labeled with a minimum shelf life of thirty-six (36) months and at least eighty-five percent (85%) of such Product shall have, upon Cordis’s shipment to SRM, a minimum use-by date at least thirty-three (33) months in the future.    In addition, to the extent manufacturing is permitted to move to Confluent or a third party Manufacturer in accordance with Section 6.1 of the License Agreement, Cordis and SRM shall work together to ensure orderly transition of the manufacturing responsibilities at SRM’s cost and expense. For the avoidance of doubt, SRM shall bear the cost and expense of directly billed fees from Confluent or a third party Manufacturer in connection with establishing manufacturing capabilities and supply of Product, and Cordis will provide, at its cost and expense, reasonable transition assistance in accordance with Section 6.1(b) of the License Agreement, but only if the License Agreement is in effect.

3. Miscellaneous

3.1. Governing Law.  The Agreement and this Fifth Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles, and as necessary the laws of the United States of America.

3.2. Effect.    Except as and to the extent amended by this Fifth Amendment, the Supply Agreement shall remain in full force and effect in accordance with its terms.  To the extent permitted by Applicable Laws, each Party hereby waives any claim against the other Party arising under the Supply Agreement prior to the Fifth Amendment Effective Date; provided that with respect to any such claims related to a failure to supply by SRM against Cordis (as determined in accordance with Section 10.2 of the Supply Agreement), such waiver shall be effective solely upon Cordis’s manufacture and delivery of all quantities of Product ordered by SRM under the Supply Agreement prior to the Fifth Amendment Effective Date.  For clarity, and notwithstanding the foregoing or anything to the contrary herein, SRM does not waive any claims under this Section 3.2 (i) arising on or after the Fifth Amendment Effective Date, even if related to Products supplied by Cordis prior to the Fifth Amendment Effective Date or (ii) with respect to Product quality or conformity with the Specifications, even if arising prior to the Fifth Amendment Effective Date. In the event of any conflict between the terms of the Supply Agreement and this Fifth Amendment, the terms and conditions of this Fifth Amendment shall control, solely to the extent of such conflict.

3.3. Counterparts.    This Fifth Amendment may be executed in two (2) or more counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Fifth Amendment by their duly authorized representatives effective as of the Fifth Amendment Effective Date.

CORDIS US CORP.		SILK ROAD MEDICAL, INC.
By:	/s/ Shahriar Matin	By:	/s/ Erica Rogers
Print:	Shahriar Matin	Print:	Erica Rogers
Title:	CEO	Title:	CEO
Date:	May 8th, 2023	Date:	May 8, 2023

Schedule A

Exhibit 6 - A: Price for Supply of Product

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145578028.2